Exhibit 10.1

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement ("Agreement"), dated as of April 3, 2015, is made and entered into by and between Axiom Corp, a Colorado corporation, (“Grantor”)  and Delta Paper, Inc., a Pennsylvania corporation ("Secured Party").

WHEREAS, Grantor, through its wholly-owned subsidiary, PaperNuts Corporation,, an Ontario corporation, and Secured Party entered into  a certain letter agreement dated June 6, 2014 (the “Underlying Agreement”) in which Secured Party sold Grantor a certain Patent for a product known as “PaperNuts,” (See Schedule “A”)  the registered trademark “PaperNuts™” (See Schedule “B”) and the website with the domain name “PaperNuts (See Schedule “C”) (collectively, the “Intellectual Property”).

WHEREAS, as a condition to such sale, and under the terms of the Underlying Agreement, Grantor has granted Secured Party a lien on the Intellectual Property as security for Grantor’s payment obligations whereby, pursuant to the Underlying Agreement, Grantor will pay 2% royalty on all sales of PaperNuts products until the total royalty payment reaches $100,000 (US$), at which time this Agreement shall terminate, and all obligations from Grantor to Security Holder shall be satisfied.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, hereby agree as follows:

1.                  Grant of Security Interest. Grantor hereby pledges and grants to Secured Party a lien upon and a security interest in and to all of the right, title and interest of Grantor in, to and under the following, wherever located, and whether now existing or hereafter arising or acquired from time to time (the "IP Collateral"): :

(a)                the PaperNuts patent set forth in Schedule “A” hereto and all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof and amendments thereto (the "Patents")

(b)               the trademark registration for PaperNuts™ set forth in Schedule “B” hereto, together with the goodwill connected with the use of and symbolized thereby and all extensions and renewals thereof (the "Trademarks");

(c)                the PpaperNuts™ website set forth in Schedule “C” hereto (the “Website”)

(d)               all rights of any kind whatsoever of Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world, including without limitation all domain names;

(e)                any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(f)                any and all claims and causes of action, with respect to any of the foregoing, whether occurring before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.                  Termination. Upon payment and performance in full of all obligations under the Underlying Agreement, the security interests created by this Agreement shall terminate and Secured Party shall promptly execute and deliver to Grantor such documents and instruments reasonably requested by Grantor as shall be necessary to evidence termination of all such security interests given by Grantor to Secured Party hereunder, including cancellation of this Agreement by written notice from Secured Party.

3.                  UCC and PPSA. This Security Agreement is intended to constitute a security interest under the Uniform Commercial Code in effect in the State of New Jersey, United States and under the Personal Property Security Act in effect in Ontario Province, Canada.

4.                  Recordation. Grantor authorizes the Commissioner for Patents and Trademarks, the Registrar in Ontario, Canada the Secretary of State in the State of Colorado and any other government officials to record and register this Security Agreement, or any appropriate form, upon request by the Secured Party.

5.                  Execution in Counterparts. This Security Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or in electronic (i.e., "pdf" or "tif" format) shall be effective as delivery of a manually executed counterpart of this Security Agreement.

6.                  Successors and Assigns. This Security Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.                  Amendment; Conflict. This Agreement is subject to modification only by a writing signed by the parties, except as provided herein. To the extent that any provision of this Agreement conflicts with any provision of the Underlying Agreement, the provision under this Agreement shall control.

8.                  Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, or reputable overnight courier or electronic mail, with conformation of delivery, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) as indicated on the return receipt, or, in the case of overnight courier, on the guaranteed date of delivery, or in the case of electronic mail, on the date of delivery if delivered during normal business hours (Mon-Fri, 9:00am-5:00pm local time  of the recipient), or the next business day mail if mailed after business hours.

9.                  Governing Law. This Security Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Security Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction).

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IN WITNESS WHEREOF, the parties have caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Axiom Corp.
By: /s/ Tyler Pearson Name: Tyler Pearson Title: CEO Address for Notices: 380 Vansickle Road, Unit 600, St. Catharines, Ontario, Canada L2S 0B5
Email:
Delta Paper, Inc.
By: Jeff Bergman Name: Jeff Bregman Title: President Address for Notices: 8295 National Hwy Pennsauken Township, NJ Email: jbregman@deltapaper.com

SCHEDULE A

PATENT

US Patent No. 5,698,293 SCHEDULE B

TRADEMARK

PAPERNUTS             Reg. No. 3,170,006

SCHEDULE C

WEBSITE DOMAIN NAME

www.papernuts.com